Exhibit 10.16

Harbin Tech Full Electric Co., Ltd

Agreement

Party A: Shanghai Lingang Investment and Development Company Limited

Party B: Harbin Tech Full Electric Co., Ltd.

Based on the relevant regulations of the People’s Republic of China and the Shanghai Municipality, and pursuant to friendly consultations, both parties A and B hereby enter into this contract in regards to Party B’s appointment of Party A as its agent to handle the matters relating to procedures for the transfer of land-use rights for the approximately 40,800 square meters of State-owned land at the Shanghai Zhuqiao Airport Industrial Zone (hereinafter referred to as “the Lease”), the evacuation work to be carried out at the aforesaid land parcel, and the provision and construction of municipal administration infrastructure facilities.

Article 1: Location and area of the land parcel

The land parcel under the Lease is located at Land Lot Number M-5, Shanghai Zhuqiao Airport Industrial Zone, and its four boundaries are as follows:

East: Yuandong Avenue

South: Datian

West: Jinliang Road

North: Datian

The area of the land parcel is approximately 40,800 square meters, which is equivalent to 61.2 mu (of which acquired land makes up 6 mu). The exact area of the land parcel shall be based on the red boundary lines and final site measurement by the Nanhui District Housing and Land Administration Bureau.

Article 2: Price and use of the land parcel

The price for the 50-year Lease of the aforesaid land is 330,000 Yuan per mu, and the total for the parcel is 20.196 million Yuan (twenty million and one hundred and ninety six thousand Yuan). This includes compensation for land acquisition, land transfer fee, labor fees, expenses for removing objects on the land parcel, and expenses for establishing the seven connections and ground leveling. The land parcel to be leased is for industrial use.

Exhibit 10.16

Article 3: Method and progress of payments

1. Within 10 days from the date of execution of the present Contract, Party B shall pay to Party A 50% of the aforesaid total for the land parcel, the amount of which is equivalent to 10.098 million Yuan. This sum shall serve as ratification of the present Contract for the land parcel. If Party A does not receive it by the stipulated time, the present Contract shall be deemed null and void.

2. After Party A receives the first tranche of the Lease payment, it shall initiate relevant procedures for the project set-up and land use on behalf of Party B. When Party A has completed the matters for the “Site Selection Opinion” and the “Land Use Permit”, Party B shall pay Party A another 45% of the total for the land parcel, the amount of which is equivalent to 9.0882 million Yuan.

3. Within 7 days of obtaining the “Permit for the Commencement of Works”, Party B shall pay Party A the balance of the total for the land parcel based on its actual area.

4. After the construction works of Party B have been satisfactorily inspected and accepted, Party A shall help Party B process the application for the “Shanghai Real Estate Title Certificate.” All fees and taxes associated with the application for the “Shanghai Real Estate Title Certificate” shall be borne by Party B.

Article 4: Relevant requirements pertaining to the use of the land parcel

1. The land parcel under the Lease shall be used by Party B for industrial purposes. The total investment for the present project is 15 million US dollars. The plot ratio of the building on the land parcel is 1: 1 to 1.5, the building density is 45%, and the greenery ratio is 25% and above. The design and construction of the buildings and structures on the land parcel by Party B shall comply with the overall planning requirements of the Airport Industrial Zone. The “three wastes” generated through production and routine activities of Party B on the land parcel shall be treated and comply with the relevant regulations of the Shanghai Municipality prior to disposal.

2. Party B shall register a Sino-foreign joint venture company at the location of Party A, with taxes payable at the same location. The basic tax-generation requirement is 150,000 Yuan (equivalent to the value-added tax) per mu of Party A land utilized. If Party B is unable to generate the basic amount of tax revenue, it undertakes to compensate Party A to the extent of the basic amount due the local tax authority.

Article 5: Obligations of the parties

Party A:

1. Responsible for handling the procedures for the Lease of the land parcel referred to in Article 1 of the present Contract. After Party B makes the Lease payment in accordance with the stipulations of the present Contract, Party A shall complete the application for the “Site Selection Opinion” and the “Land Use Permit” and deliver them to Party B.

Exhibit 10.16

2. After Party B makes the Lease payment, Party A shall provide and construct the municipal administration infrastructure facilities on the land parcel.

3. Assist Party B to handle the project reports, submissions, industrial and commercial matters and tax registration, and help Party B to handle the procedures for temporary electricity supply, water supply and telecommunications during the pre-construction period.

4. Responsible for managing Party B’s relationship with the local government and rural residents arising from land acquisition during the course of the project construction.

Party B:

1. Coordinate with Party A and provide the necessary documents and information in relation to the Lease of the aforesaid land parcel.

2. Make payments in accordance to the method stipulated in the present Contract. If there is any delay in payments, Party B shall pay interest to Party A at a rate higher than the bank lending rate for the same period.

3. During the course of construction, such as the project design and implementation of works, Party B shall carry out the requirements set out in Article 4 of the present Contract.

4. Responsible for making payment of the various State-required construction expenses such as connecting the water supply, electricity, gas, and telecommunication lines during construction and production.

5. Within the scope of Party A’s administration of works, Party B undertakes that the taxes on the latter’s construction of a factory on the said land parcel shall be paid at Party A’s location by the construction unit.

6. During the period of validity of the land-use rights, Party B shall make payment of the land-use fees to the Land Administration Bureau as required.

Article 6: Responsibilities for breach of contract

If any one of the parties to the Contract commits an act that violates the stipulations therein, it shall be deemed as a breach of contract (except in cases of force majeure). The party in breach shall bear the resultant responsibilities.

Exhibit 10.16

Article 7

Matters for which no provision has been made in the present Contract may be resolved through mutual consultation or a supplementary agreement. If any disputes occur during the course of the performance of the Contract, and such disputes cannot be resolved through consultations, the representatives of the parties may pursue legal proceedings at a People’s Court that possesses jurisdiction.

Article 8

The present Contract shall come into effect upon the date of signing and sealing by both parties.

Article 9

There shall be four originals of the present Contract, with each party to retain two of them; all four shall have equal legal validity.

Party A: Shanghai Lingang Investment and Development Company Limited

Signature of representative:

/s/ Genyuan Ni	Seal: (Sealed)

Party B: Harbin Tech Full Electric Co., Ltd.

Signature of representative:

/s/ Tianfu Yang	Seal: (Sealed)

8th of September 2006
Place of execution of Contract: Shanghai Zhuqiao Airport Industrial Zone